Exhibit 99.1

	CONTACT: Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
FOR IMMEDIATE RELEASE	apetrie@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654

W&T Announces Addition to its Board of Directors

HOUSTON, April 11, 2024 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today announced that its Board of Directors (the "Board") voted to expand the size of the Board to six members and appointed Mr. John D. Buchanan to fill the vacancy on the Board effective April 8, 2024. Mr. Buchanan will stand for election in the upcoming annual meeting of shareholders. Mr. Buchanan has more than 30 years of experience as a seasoned oil and gas, commercial and banking attorney.

Tracy W. Krohn, W&T’s Board Chair and Chief Executive Officer stated, “We are very pleased to welcome John to our Board of Directors as a new independent director. Our Board decided it was appropriate at this time to expand our Board to six members, of which five are deemed independent directors. John has extensive legal experience in the energy industry and banking industry. In addition, he has been a valuable advisor to and served several Boards for large public companies. Prior to his tenure with ExxonMobil, John served as legal counsel with multiple large banks and was in a senior management position with the Federal Reserve Bank of Dallas. We believe the combination of his energy and banking expertise, legal acumen, prior board experience and experience counseling boards of directors will be very valuable for our Board.”

About Mr. Buchanan

Mr. Buchanan has served in various legal roles as Chief Legal Officer/General Counsel/Corporate Secretary at several S&P 500 companies. Mr. Buchanan most recently served at ExxonMobil Corporation (“Exxon”) as an Assistant General Counsel from February 2023 to March 2024, where his responsibilities included handling corporate, regulatory reporting, compliance, and securities matters for the holding company and its subsidiaries. He also served as the Secretary to the Exxon Audit Committee and the Finance Committee. Prior to joining Exxon, Mr. Buchanan served at Comerica Inc. (“Comerica”) as the Chief Legal Officer/General Counsel/Corporate Secretary from August 2015 until May 2022, where he managed the legal division and was responsible for corporate governance, legal and regulatory functions. He was also a member of Comerica's Management Executive Committee. Prior to joining Comerica, Mr. Buchanan was with the Federal Reserve Bank of Dallas, where he served as Senior Vice President, General Counsel and Corporate Secretary, a position he held from February 2012 until August 2015. Mr. Buchanan has held a number of other senior legal positions over the course of his career, including Executive Vice President, General Counsel and Corporate Secretary at SouthTrust Bank from 1996 until 2005, Senior Executive Vice President, General Counsel and Corporate Secretary at AmSouth Bancorporation from 2005 until 2007 and Senior Executive Vice President, General Counsel and Corporate Secretary at Regions Financial Corporation from 2007 until 2012. Mr. Buchanan has served on numerous committees and boards of directors during his career, including the board of directors for Mercedes Benz US International Inc., with service as the Chair of the Audit Committee. Prior to his legal career Mr. Buchanan was a U.S. Army officer, helicopter pilot and paratrooper, serving with distinction.

Mr. Buchanan holds a Master’s of Laws in Taxation from New York University School of Law and a Juris Doctorate degree from the Vanderbilt University School of Law. He also earned a Bachelor’s degree in Economics from Washington & Lee University.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. As of December 31, 2023, the Company had working interests in 53 fields in federal and state waters (which include 44 fields in federal waters and nine in state waters). The Company has under lease approximately 597,100 gross acres (440,000 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 435,600 gross acres on the conventional shelf, approximately 153,500 gross acres in the deepwater and 8,000 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

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